Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

A&B TO ACQUIRE THE HAWAII COMMERCIAL PORTFOLIO OF
KANEOHE RANCH AND HAROLD K.L. CASTLE FOUNDATION
Purchase of one of Hawaii’s finest real estate portfolios dramatically advances
A&B’s strategy of migrating its Mainland portfolio to Hawaii

HONOLULU – (November 20, 2013) – Alexander & Baldwin, Inc. (NYSE: ALEX) (“Company” or “A&B”) announced today that it has agreed to acquire a portfolio of commercial properties in Hawaii from Kaneohe Ranch and the Harold K. L. Castle Foundation (“HKL Castle Foundation”) for $373 million ($260 million of Kaneohe Ranch assets and $113 million of HKL Castle Foundation assets). Due diligence was completed yesterday and, subject to the satisfaction of normal closing conditions, the transaction is anticipated to close in late December.
The portfolio, which encompasses grocery- and drug store-anchored shopping centers, retail strip centers, light industrial properties and ground leases, is primarily located in the Windward Oahu town of Kailua. The portfolio also includes about 585 acres of mostly preservation-zoned land in Kailua. A&B will fund the purchase with proceeds from the planned sale of several commercial properties it owns on the Mainland, along with other tax-deferred 1031 proceeds.
“With this purchase, we will be acquiring one of the state’s largest and finest retail portfolios, in an excellent market. This is an opportunity that rarely arises in Hawaii, and our decision to purchase is a reflection of our confidence in and commitment to Hawaii’s future,” said Stanley M. Kuriyama, A&B chairman and chief executive officer. “This acquisition dramatically accelerates our strategy of migrating our Mainland portfolio to Hawaii, diversifies our holdings with a major investment in the Windward side of Oahu, and improves the quality of earnings from our overall commercial portfolio. We look forward to working with the Kailua community in meeting the community’s needs and building upon the successes achieved by Kaneohe Ranch and HKL Castle Foundation.”
“We take a long-term perspective on our community development efforts and strive to work closely with communities to meet their changing needs,” said Christopher J. Benjamin, A&B president and chief operating officer. “Kailua is a thriving and vibrant community, and we intend to partner with the community in maintaining the livability, desirability and beauty of Kailua town.”

“The acquisition solidifies A&B’s position as the second largest retail owner in Hawaii,” Benjamin added. “The portfolio includes 386,000 square feet of prime retail and light industrial space in the heart of Kailua, and over 50 acres improved with retail and other commercial centers that are ground leased to third-parties in Kailua and other parts of Windward Oahu and urban Honolulu. The retail portion of the portfolio comprises the majority of the grocery-anchored centers in Kailua, and includes the only Whole Foods store in Windward Oahu.”
“When this transaction and the related Mainland property sales close, we will have shifted, in less than a year, approximately two-thirds of our Mainland net operating income to Hawaii, where we believe we are better able to leverage our local market knowledge,” continued Benjamin. “Eighty percent of our commercial portfolio net operating income will now come from Hawaii assets versus 42% at the beginning of 2013.”
The portfolio includes a diversified and well-occupied mix of fully entitled commercial properties:

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Four grocery- and drug store-anchored centers comprising approximately 190,000 square feet of gross leasable area (GLA) on 13 acres of nearly-contiguous land in downtown Kailua. These centers are 98% occupied and anchored by Whole Foods, Longs/CVS Drugs, and Hawaii supermarket chains Foodland and Times Supermarket.

•	Ten retail strip centers in Kailua comprising 102,000 square feet of GLA on 6 acres. These properties are 99% occupied.

•	Eight light-industrial properties totaling 94,000 square feet of GLA on 4 acres in downtown Kailua, which are 98% occupied.

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Twenty-two properties, covering 51 acres, that are ground leased to third-parties and developed with a variety of commercial improvements. Thirteen of these ground leases (15 acres) are located in downtown Kailua and improved with 260,000 square feet of GLA, including a Safeway-anchored shopping center and a Macy’s department store. The remaining nine ground leases (36 acres) are located elsewhere in Windward Oahu and urban Honolulu, and are improved with 500,000 square feet of GLA, including three grocery-anchored shopping centers, one mixed-use office and retail center, and two auto dealerships.

The portfolio also includes 76 acres of agriculture-zoned land, and 509 acres of preservation-zoned land, in Kailua.

The Company intends to fund over 70% of the purchase price with proceeds from the sale of a number of its U.S. Mainland commercial properties via tax-deferred 1031 exchanges, with the balance of the funding to come from other 1031 proceeds. The Company expects to temporarily finance the difference between cash funding needs at close and the receipt of cash from planned dispositions.

WEBCAST
The Company will host a webcast on Wednesday, November 20, 2013, at 4:45 p.m. Eastern Time, to discuss the transaction. The webcast presentation will be followed by questions from investors invited to participate in the interactive portion of the discussion. Parties listening via the webcast will be in a “listen-only” mode. Access to the webcast will be via a link called “Kaneohe Ranch and Harold K.L. Castle Foundation Hawaii Assets Acquisition” on the home page and the investor relations page of A&B’s corporate website at www.alexanderbaldwin.com. Presentation slides will be available for download from A&B’s website at 4:20 p.m. ET.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a premier Hawaii company, with interests in real estate development, commercial real estate, agriculture, natural materials and infrastructure construction. With ownership of over 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising eight million square feet of leasable space in Hawaii and the U.S. Mainland. It owns and operates the state’s only sugar plantation. A&B is also Hawaii’s largest natural materials and infrastructure construction company and asphalt paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 18-28 of Alexander & Baldwin, Inc.’s 2012 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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